Exhibit 8.1

August 6, 2004

Samsonite Corporation

11200 East 45th Avenue

Denver, Colorado 80239

Re:	Exchange Floating Rate Notes due 2010 and
Exchange 8 7/8% Notes due 2011

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Samsonite Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement by the Company on Form S-4 with respect to (i) €100,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2010 (the “Exchange Floating Rate Notes”) and (ii) $250,000,000 aggregate principal amount of the Company’s 8 7/8% Senior Subordinated Notes due 2011 (the “Exchange 8 7/8% Notes” and, together with the Exchange Floating Rate Notes, the “Exchange Notes”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

The Exchange Floating Rate Notes are to be issued pursuant to an exchange offer in exchange for a like principal amount of the Company’s issued and outstanding Floating Rate Senior Notes due 2010, under the Senior Indenture, dated as of June 9, 2004 (the “Senior Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”), as contemplated by the Senior Registration Rights Agreement dated as of June 9, 2004 (the “Senior Registration Rights Agreement”), by and among the Company, Deutsche Bank AG London, Merrill Lynch International, Lehman Brothers International and UBS Limited.

The Exchange 8 7/8% Notes are to be issued pursuant to an exchange offer in exchange for a like principal amount of the Company’s issued and outstanding 8 7/8% Notes due 2011, under the Senior Subordinated Indenture, dated as of June 9, 2004 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Company and the Trustee, as contemplated by the Senior Subordinated Registration Rights Agreement dated as of June 9, 2004 (the “Senior Subordinated Registration Rights Agreement” and, together with the Senior Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and UBS Securities LLC.

The foregoing exchange offers are collectively referred to herein as the “Exchange Offer.”

                                In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Company’s Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”); (ii) the Registration Rights Agreements; and (iii) the Indentures.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  We also have assumed that the transactions related to the Exchange Offer will be consummated in the manner contemplated by the Registration Statement, the Indentures, the Registration Rights Agreements and other relevant documents.

                                In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service (“Service”) rulings, all of which are subject to change, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect our conclusions.  There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.

                                Based solely upon and subject to the foregoing and the qualifications set forth in the Registration Statement, in our opinion, under current United States federal income tax law:

Although the discussion set forth in the Registration Statement under the heading “CERTAIN FEDERAL INCOME TAX CONSEQUENCES” does not purport to discuss all possible United States federal income tax consequences of the Exchange Offer and of the ownership and disposition of the Exchange Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Exchange Offer and of the ownership and disposition of the Exchange Notes.

                                Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Exchange Offer, the issuance of the Exchange Notes or of any transactions related to or contemplated by such issuance.  This opinion has been prepared for you in connection with the Exchange Offer and the filing of the Registration Statement and may not be relied upon by anyone else without our prior written consent.  In accordance with the requirements of Item 601(b)(23) under the Act, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  We also consent to the use of our name under the caption “LEGAL MATTERS” in the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP